Exhibit 1.1

HERTZ GLOBAL HOLDINGS, INC.

$450,000,000 aggregate principal amount of

5.25% Convertible Senior Notes Due 2014

—

Underwriting Agreement

May 20, 2009

J.P. Morgan Securities Inc.

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

As Representatives of the several Underwriters

named in Schedule I hereto,

c/o J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) an aggregate of $450,000,000 aggregate principal amount of the 5.25% Convertible Senior Notes Due 2014 (the “Firm Securities”), convertible into Common Stock, par value $0.01 per share (“Stock”), of the Company and, at the election of the Underwriters, up to an additional $67,500,000 aggregate principal amount of the 5.25% Convertible Senior Notes Due 2014 (the “Optional Securities”), convertible into shares of Stock.  The Firm Securities and the Optional Securities that the Underwriters elect to purchase pursuant to Section 2 hereof are herein collectively called the “Securities.”

1.             The Company represents and warrants to, and agrees with, each of the Underwriters that:

(a)           An “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Act”) on Form S-3 (File No. 333-159348) in respect of the Securities and shares of Stock issuable upon conversion thereof and has been filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2009; such registration statement, and any post-effective amendment thereto, became effective on filing; and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated, or to the knowledge of the Company, threatened by the Commission, and no notice of objection of the Commission, to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act has been received by the Company (the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Basic Prospectus”; any preliminary prospectus (including any preliminary prospectus supplement) relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Act is hereinafter called a “Preliminary Prospectus”; the various parts of such registration statement, including all exhibits thereto (but excluding any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 filed therewith) and including any prospectus supplement relating to the Securities that is filed with the Commission and deemed by virtue of Rule 430B under the Act to be part of such registration statement, each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; the Basic Prospectus, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(c) hereof), is hereinafter called the “Pricing Prospectus”; the form of the final prospectus relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Act in accordance with Section 5(a) hereof is hereinafter called the “Prospectus”; any reference herein to the Basic Prospectus, the Pricing Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act which were filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or before the date of such prospectus; any reference to any amendment or supplement to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to any prospectus supplement relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Act and any documents filed under the Exchange Act, and incorporated therein, after the date of the Basic Prospectus, such Preliminary Prospectus, or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement; and any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the Securities is hereinafter called an “Issuer Free Writing Prospectus”);

(b)           No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the

Commission, and each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein;

(c)           For the purposes of this Agreement, the “Applicable Time” is 8:00 a.m. (New York City time) on May 21, 2009; the Pricing Prospectus as supplemented by the final term sheet prepared and filed pursuant to Section 5(a) hereof (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; no Issuer Free Writing Prospectus listed on Schedule II(b) hereto conflicts with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus; and each Issuer Free Writing Prospectus, to the extent not superseded or modified by any subsequent Issuer Free Writing Prospectus, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in an Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein

(d)           The documents incorporated by reference in the Pricing Prospectus and the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; any further documents so filed and incorporated by reference in the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the execution of this Agreement, except as set forth on Schedule II(b) hereto;

(e)           The Registration Statement conforms, as of its effective date, and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus will conform, in all material respects to the requirements of the Act and the Trust Indenture Act and the rules and regulations of the Commission thereunder and do not and will not, as of the applicable effective date as to each part of the Registration Statement and as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in light of the circumstances under which they were made); provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein;

(f)            The Company and its subsidiaries, taken together as a whole, have not sustained since the date of the latest audited financial statements included in the Pricing Prospectus any material loss or material interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Prospectus; and, since the respective dates as of which information is given in the Registration Statement and the Pricing Prospectus, there has not been any change in the capital stock or long-term debt of the Company and its subsidiaries, taken together as a whole, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Prospectus;

(g)           The Company and its subsidiaries collectively have good title in fee simple to, or have valid rights to lease or otherwise use, all items of real property, and title to all personal property, which are material to the business of the

Company and its subsidiaries, taken as a whole (collectively, the “Business”), free and clear of all liens, encumbrances, claims and title defects (collectively, “Liens”) that would reasonably be expected to have a material adverse effect on the financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), other than Liens securing or otherwise permitted by the Senior Credit Facilities, the U.S. Fleet Debt, the Fleet Financing Facility, the International Fleet Debt Facilities, the Canadian Fleet Financing Facility, the Brazilian Fleet Financing Facility, the Belgian Fleet Financing Facility, the U.K. Leveraged Financing, the International ABS Fleet Financing Facility and the Other International Facility (in each case, as defined in the documents incorporated by reference in the Pricing Prospectus) or as described in the Pricing Prospectus, and except as do not materially interfere with the use of such properties;

(h)           The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, with power and authority to own its properties and conduct its business as described in the Pricing Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing (if applicable) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification; except where the failure to be so incorporated, or to be so qualified or have such corporate power or authority would not reasonably be expected to have a Material Adverse Effect;

(i)            The Company has an authorized capitalization as set forth in the Pricing Prospectus and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the shares of Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture referred to below, will be duly and validly issued, fully paid and non-assessable and will conform in all material respects to the description of the Stock contained in the Pricing Disclosure Package and Prospectus; all of the issued shares of capital stock of each of the Company’s subsidiaries listed on Schedule IV (such subsidiaries, the “Designated Subsidiaries”) that is a corporation have been duly and validly authorized and issued, are fully paid and non-assessable and, to the extent that a subsidiary is a partnership or a limited liability company, all of the issued equity interests of each such subsidiary of the Company have been duly and validly authorized and issued and, in each case, except as otherwise set forth in the Pricing Prospectus, are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims;

(j)            (i) The Securities have been duly authorized and, when delivered against payment therefor pursuant to this Agreement, will be validly issued and outstanding and will constitute legally binding obligations of the Company entitled to the benefits the indenture to be dated as of May 27, 2009 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), under which they are to be issued, which is substantially in the form filed as an exhibit to the Registration Statement; the Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee, will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Indenture, as of the date of first effectiveness of the Registration Statement, complies in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder, and the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Prospectus;

(ii) The shares of Stock to be issued upon conversion of the Securities have been duly and validly authorized and, when issued and delivered upon conversion in accordance with the provisions of the Securities, and the Indenture and this Agreement will be duly and validly issued and fully paid and non-assessable and will conform in all material respects to the description of the Stock contained in the Prospectus.

(k)           The issue and sale of the Securities to be sold by the Company and the compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated, including the issuance of Stock upon conversion of the Securities, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of the Designated Subsidiaries is a party or by which the Company or any of the Designated Subsidiaries is bound or to which any of the property or assets of the Company or any of the Designated Subsidiaries is subject, (ii) violate any provision of the certificate of incorporation or by-laws of the Company or the Designated Subsidiaries or (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of the Designated Subsidiaries or any of their properties; except, in the case of clauses (i) and (iii), as would not reasonably be expected to have a Material Adverse Effect, in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as will have been obtained or made as of the date of this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Company of its obligations under this Agreement or the Indenture, including the issue and sale of the Securities to be sold by the Company, or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except (u) the registration under the Act of the Securities, (v) as disclosed in the Pricing Prospectus, (w) such consents, approvals, authorizations, registrations or qualifications as may be required under foreign, state, securities or Blue Sky laws or the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), in connection with the issue and sale of the Securities by the Company, (x) such consents, approvals, authorizations, orders, registrations, qualifications, waivers, amendments or terminations as will have been obtained or made as of the applicable Time of Delivery (as defined in Section 5 hereof) and (y) where the failure to obtain or make any such consent, approval, authorization, order, registration or qualification would not reasonably be expected to have a Material Adverse Effect;

(l)            Neither the Company nor any of the Designated Subsidiaries (i) in violation of its certificate of incorporation or by-laws or (ii) in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) for any violation or default that would not reasonably be expected to have a Material Adverse Effect;

(m)          The statements set forth in the Pricing Prospectus and Prospectus under the caption “Description of Capital Stock”, insofar as they purport to constitute a summary of the terms of the Stock, under the caption “Description of Convertible Debt Securities”, insofar as they purport to constitute a summary of the terms of the Securities, and under the caption “Certain U.S. Federal Tax Considerations”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair;

(n)           Other than as set forth in the Pricing Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company, no such proceedings are threatened by governmental authorities or by others;

(o)           The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Pricing Prospectus will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(p)           (A) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 under the Act, the Company was a “well-known seasoned issuer” as defined in Rule 405 under the Act; and (B) at the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Securities, the Company was not an “ineligible issuer” as defined in Rule 405 under the Act;

(q)           PricewaterhouseCoopers LLP, who has audited certain consolidated financial statements of the Company and its subsidiaries, and have audited the Company’s internal control over financial reporting and management’s assessment thereof are independent public accountants as required by the Act and the rules and regulations of the Commission thereunder;

(r)            The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations; transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; access to assets is permitted only in accordance with management’s general or specific authorization; and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(s)           Since the date of the latest audited financial statements included in the Pricing Prospectus, to the knowledge of the Company, there has been no change in the Company’s internal control over financial reporting that has materially adversely affected, or would reasonably be expected to materially adversely affect, the Company’s internal control over financial reporting;

(t)            The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective;

(u)           Except as disclosed in the Pricing Prospectus, there is no claim pending or, to the knowledge of the Company, threatened under any Environmental Law (as defined below) against the Company or its subsidiaries that would reasonably be expected to have a Material Adverse Effect.  The term “Environmental Law” means any federal, local or foreign law, regulation, ordinance, order, judgment decree, permit or rule (including rule of common law) now in effect governing pollution, or actual or alleged exposure to, hazardous or toxic materials, substances or wastes, including but not limited to, asbestos or asbestos-containing materials;

(v)           There is no strike or labor dispute, slowdown or work stoppage with the employees of the Company or any of its subsidiaries which is pending or, to the knowledge of the Company, threatened, except as would not reasonably be expected to have a Material Adverse Effect;

(w)          The Company and its subsidiaries collectively carry insurance (including self-insurance, if any) in such amounts and covering such risks as in the Company’s reasonable determination is adequate for the conduct of the business and the value of its properties, except where the failure to carry such insurance would not reasonably be expected to have a Material Adverse Effect;

(x)            The Company and its subsidiaries collectively own, or have the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for them to conduct the business as currently conducted (the “Intellectual Property”), except for those disclosed in the Pricing Prospectus or the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.  Except as disclosed in the Pricing Prospectus, no claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any such claim, and, to the knowledge of the Company, the use of such Intellectual Property by the Company and its subsidiaries does not infringe on the rights of any person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect;

(y)           The Company has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not reasonably be expected to have a

Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Company).  No tax lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge;

(z)            The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares and the Securities.

2.             [Reserved].

3.             Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97% of the aggregate principal amount thereof, the aggregate principal amount of the Securities set forth opposite the name of such Underwriter in Schedule I hereto and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 3, that portion of the aggregate principal amount of Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractions of less than $1,000 in principal amount) determined by multiplying such aggregate principal amount of Optional Securities by a fraction, the numerator of which is the maximum aggregate principal amount of Optional Securities which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the maximum aggregate principal amount of Optional Securities that all of the Underwriters are entitled to purchase hereunder.

The Company hereby grants, severally and not jointly, to the Underwriters the right to purchase at their election up to $67,500,000 aggregate principal amount of Optional Securities, at the same purchase price set forth in clause (a) of the paragraph above, for the sole purpose of covering sales of the Securities in excess of the aggregate principal amount of Firm Securities.  Any such election to purchase Optional Securities may be exercised only by written notice from you to the Company and the Attorneys-in-Fact, with a copy to Debevoise & Plimpton LLP, given within a period of 30 calendar days after the date of this Agreement, setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section 5(a) hereof) or, unless you and the Company and the

Attorneys-in-Fact otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

The Company hereby confirms its engagement of J.P. Morgan Securities Inc. as, and J.P. Morgan Securities Inc. hereby confirms its agreement with the Company to render services as, a “qualified independent underwriter” within the meaning of Rule 2720(b)(15) of the National Association of Securities Dealers, Inc. (the “NASD”) with respect to the offering and sale of the Securities. J.P. Morgan Securities Inc., in its capacity as qualified independent underwriter and not otherwise, is referred to herein as the “QIU”. The QIU agrees to provide its services hereunder without compensation.

4.             Upon the authorization by the Company of the release of the Firm Securities, the several Underwriters propose to offer the Firm Securities for sale upon the terms and conditions set forth in the Prospectus.

5.             (a) The Securities to be purchased by each Underwriter hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with Wells, Fargo Bank, N.A., as custodian for the Depository Trust Company (“DTC”). The Company will deliver the Securities to the Representatives, for the account of such Underwriter, against payment by or on behalf of such Underwriter of the purchase price therefor by wire transfer of Federal (same-day) funds to the account specified by the Company to the Representatives at least forty-eight hours in advance, by causing DTC to credit the Securities to the account of the Representatives at DTC.  The Company will cause the certificates representing the Securities to be made available for checking and packaging at least twenty-four hours prior to the Time of Delivery (as defined below) with respect thereto at the office of DTC or its designated custodian (the “Designated Office”).  The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York City time, on May 27, 2009 or such other time and date as the Representatives and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York time, on the date specified by the Representatives in the written notice given by the Representatives of the Underwriters’ election to purchase such Optional Securities, or such other time and date as the Representatives and the Company may agree upon in writing.  Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery”, such time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called the “Second Time of Delivery”, and each such time and date for delivery is herein called a “Time of Delivery”.

(b)           The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 9 hereof, including the cross receipt for the Securities and any additional documents requested by the

Underwriters pursuant to Section 9(k) hereof, will be delivered at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Ave., New York, NY 10153 (the “Closing Location”), and the Securities will be delivered at the Designated Office, all at such Time of Delivery.  A meeting will be held at the Closing Location at 3:00 p.m., New York City time, on the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.  For the purposes of this Section 5, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

6.             The Company agrees with each of the Underwriters:

(a)           (i) To prepare the Prospectus in a form approved by you and to file such Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by Rule 430B under the Act; to make no further amendment or any supplement to the Registration Statement or the Prospectus prior to the last Time of Delivery which shall be disapproved by you promptly after reasonable notice thereof; to advise you, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish you with copies thereof; to prepare a final term sheet, containing solely a description of the Securities and any convertible debt securities issued by the Company concurrently with the Securities, substantially in the form attached as Exhibit A to Schedule II(a) hereto and to file such term sheet pursuant to Rule 433(d) under the Act within the time required by such Rule; to file promptly all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Act; to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus in respect of the Securities, of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act, of the suspension of the qualification of the Securities or the Stock issuable upon conversion of the Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and

(ii)           If required by Rule 430B(h) under the Act, to prepare a form of prospectus in a form approved by you and to file such form of prospectus pursuant to Rule 424(b) under the Act not later than may be required by Rule 424(b) under the Act; and to make no further amendment or supplement to such form of prospectus which shall be disapproved by you promptly after reasonable notice therereof;

(b)           Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under the securities laws of such jurisdictions as you may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(c)           As soon as practicable, but in no event later than 12:00 p.m., New York City time, on the second New York Business Day next preceding the First Time of Delivery and from time to time, to furnish the Underwriters with written and electronic copies of the Prospectus in New York City in such quantities as you may reasonably request, and, if the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Securities and the shares of Stock issuable upon conversion of the Securities and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus in order to comply with the Act or the Trust Indenture Act, to notify you and upon your request to prepare and furnish without charge to each Underwriter and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance; and in case any Underwriter is required to deliver a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) in connection with sales of any of the Securities and the shares of Stock issuable upon conversion of the Securities at any time nine months or more after the time of issue of the Prospectus, upon your request but at the expense of such Underwriter, to prepare and deliver to such Underwriter as many written and electronic copies as you may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Act;

(d)           To make generally available to its securityholders as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act), an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158 under the Act);

(e)           Except as described in the Pricing Prospectus, during the period beginning from the date hereof and continuing to and including the date 90 days after the date of the Prospectus (the “Lock-Up Period”), not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided hereunder, of any securities of the Company that are substantially similar to the Shares, including but not limited to any options or warrants to purchase shares of Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities or enter into any hedging or other transaction which is designed or which reasonably could be expected to lead to or result in a sale or disposition of Stock (other than pursuant to employee stock option plans existing on, or upon the conversion, exercise or exchange of any option or convertible or exchangeable securities outstanding as of, the date of this Agreement), without the prior written consent of the Representatives; provided, however, that, notwithstanding the foregoing, the Company shall be permitted to enter into a bond hedge and warrants transaction for the purpose of offsetting dilution relating to the Company’s issuance of the 5.25% Convertible Senior Notes due 2014; and provided further, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension; the Company will provide the Representatives and each stockholder subject to the Lock-Up Period pursuant to the lockup letters described in Section 9(i) with prior notice of any such announcement that gives rise to an extension of the Lock-Up Period;

(f)            To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Prospectus under the caption “Use of Proceeds”;

(g)           To use its best efforts to list, subject to notice of issuance, the Stock issuable upon conversion of the Securities on the New York Stock Exchange (the “Exchange”);

(h)           To pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1) under the Act and otherwise in accordance with Rules 456(b) and 457(r) under the Act;

(i)            To reserve and keep available at all times, free of preemptive rights, a number of shares of Stock at all such times as any Securities remain outstanding sufficient for the purpose of enabling the Company to satisfy any obligation to issue shares of its Stock upon conversion of the Securities; and

(j)            The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

7.             (a)(i)        The Company represents and agrees that, other than the final term sheet prepared and filed pursuant to Section 5(a) hereof, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities or the shares of Stock issuable upon conversion of the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the Act;

(ii)           each Underwriter represents and agrees that, without the prior consent of the Company and the Representatives (other than one or more term sheets relating to the Securities containing customary public information consistent with the term sheet prepared and filed pursuant to Section 5(a) hereof, and conveyed to purchasers of Securities; it being understood that such term sheets shall not be deemed to be an Issuer Free Writing Prospectus)  it has not made and will not make any offer relating to the Shares that would constitute a free writing prospectus; and

(iii)          any such free writing prospectus the use of which has been consented to by the Company and the Representatives (including the final term sheet prepared and filed pursuant to Section 5(a) hereof) is listed on Schedule II(a) hereto;

(b)           The Company has complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending; and the Company represents that it has satisfied and agrees that it will satisfy the conditions under Rule 433 under the Act to avoid a requirement to file with the Commission any electronic road show;

(c)           The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give notice thereof as soon as reasonably practicable to the Representatives and following such notice, if requested by the Representatives, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided, however, that this representation and warranty shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein.

8.             The Company covenants and agrees with the several Underwriters that (a) the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Securities and the shares of Stock issuable upon conversion of the Securities under the Act and all other expenses in connection with the preparation, printing, reproduction and filing of the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing any Agreement among Underwriters, this Agreement, the Indenture, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) up to $15,000 in the aggregate in connection with the qualification of the Securities and the shares of Stock issuable upon conversion of the Securities and any shares of Stock to be offered in a public offering concurrent with the Securities for offering and sale under state securities laws as provided in Section 6(b) hereof, including the fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky Memorandum; (iv) all fees and expenses in connection with listing the shares of Stock issuable upon conversion of the Securities on the Exchange; (v) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; and (vi) the filing fees incident to, and the fees and disbursements of counsel for the Underwriters in connection with, any required review by FINRA of the terms of the sale of the Securities and shares of Stock issuable upon conversion of the Securities; and (b) the Company will pay or cause to be paid (i) the cost of preparing the Securities; (ii) the cost and charges of any transfer agent or registrar; and (iii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.

Except as provided in this Section, and Sections 10 and 14 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, stock transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

9.             The obligations of the Underwriters hereunder, as to the Securities to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of such Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)           The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 6(a) hereof; the final term sheet contemplated by Section 6(a) hereof, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act shall have been received; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction;

(b)           Weil, Gotshal & Manges LLP, counsel for the Underwriters, shall have furnished to you such written opinion or opinions, dated such Time of Delivery, in form and substance satisfactory to you, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters, to the effect that:

(i)  The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as described in the Prospectus;

(ii) The execution, delivery and performance of the Indenture by the Company have been duly authorized by all necessary corporate action on the part of the Company. The Indenture has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The Indenture has been duly qualified under the Trust Indenture Act of 1939;

(iii)  The execution, delivery and performance of the Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company.  The Agreement has been duly and validly executed and delivered by the Company;

(iv) The execution and delivery of the Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company. The Notes have been duly and validly executed by the Company and, when delivered to and paid for by the Underwriters in accordance with the terms of the Agreement and the Indenture (and assuming the due authentication thereof by the Trustee), will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

(v)  The Company has an authorized capitalization as set forth in the Prospectus, and all of the shares of Stock issuable upon conversion of the Notes to be issued by the Company pursuant to the Agreement and the Indenture on the date hereof have been duly authorized and, when issued as contemplated by the Agreement and the Indenture, will be validly issued, fully paid and nonassessable and will conform in all material respects to the description thereof contained in the Prospectus;

(vi)  The Notes are convertible into Stock in accordance with the terms of the Indenture; the shares of Stock initially issuable upon the conversion of the Notes have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable, and the issuance of such Stock is not subject to any preemptive rights under the terms of the statute under which the Company is incorporated, under the Certificate of Incorporation of the Company or under any contractual provision of which we have actual knowledge;

(vii)  The statements in the Prospectus under the captions “Description of Capital Stock”, “Description of the Notes” and “Underwriting” in each case insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, fairly present the information called for with respect to such legal matters, documents and proceedings and fairly summarize the matters referred to therein in all material respects;

(viii)  the Registration Statement, as of its effective date and the Prospectus, as of its date, appeared on their face to be appropriately responsive, in all material respects relevant to the offering of the shares of Stock issuable upon conversion of the Notes, to the applicable requirements of the Act and the rules and regulations thereunder; and

(ix) no facts have come to our attention which cause us to believe that (i) the Registration Statement, as of its effective date contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, (ii) the Pricing Disclosure Package, as of 8:00 a.m. on May 21, 2009 contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) the Prospectus, as of its date or as of the Time of Delivery, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(c)           Debevoise & Plimpton LLP, counsel for the Company, and J. Jeffrey Zimmerman, General Counsel of the Company, shall have furnished to you their written opinions (a form of each such opinion is attached as Annexes II(a) and II(b) hereto), dated such Time of Delivery;

(d)           [Reserved];

(e)           On the date of the Prospectus at a time prior to the execution of this Agreement; at 9:30 a.m., New York City time, on the effective date of any post-effective amendment to the Registration Statement filed subsequent to the date of this Agreement and also at each Time of Delivery, PricewaterhouseCoopers LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, to the effect set forth in Annex I hereto (the executed copy of the letter delivered prior to the execution of this Agreement is attached as Annex I(a) hereto and a draft of the form of letter to be delivered on the effective date of any post-effective amendment to the Registration Statement and as of each Time of Delivery is attached as Annex I(b) hereto);

(f)            (i) The Company and its subsidiaries, taken together as a whole, have not sustained since the date of the latest audited financial statements to be included in the Pricing Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Prospectus, and (ii) since the respective dates as of which information is given in the Pricing Prospectus, there shall not have been any change in the capital stock or long-term debt of the Company and its subsidiaries, taken as a whole, or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated in the Prospectus;

(g)           On or after the Applicable Time, (i) no downgrading shall have occurred in the rating accorded of the Company’s or The Hertz Corporation’s securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall publicly announce that it has under surveillance or review, with possible negative implications, its rating of any debt of the Company or The Hertz Corporation (it being understood that there is currently a negative watch status for The Hertz Corporation and any reaffirmation of such status shall not violate this Section 9(g));

(h)           On or after the Applicable Time, there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the public offering, or the delivery of the Securities on the terms and in the manner contemplated in the Prospectus;

(i)            The shares of Stock issuable upon conversion of the Securities shall have been duly listed, subject to notice of issuance, on the Exchange; and

(j)            The Company shall have obtained and delivered to the Underwriters executed copies of an agreement from the stockholders listed in Schedule III hereto, substantially to the effect set forth in Section 6(e) hereof in form and substance satisfactory to you;

(k)           The Company shall have complied with the provisions of Section 6(c) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement;

(l)            The Company shall have delivered duly executed subscription agreements relating to the Private Offering (as described in the Prospectus) in substantially the form previously provided to the Representatives; and

(m)          The Company shall have furnished or caused to be furnished to you at such Time of Delivery certificates of officers of the Company, satisfactory to you as to the accuracy of the representations and warranties of the Company, herein at and as of such Time of Delivery, as to the performance by the Company, of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsections (a) and (f) of this Section and as to such other matters as you may reasonably request.

10.                               (a) The Company will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary

Prospectus, the Pricing Prospectus, the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus (taken together with the Pricing Disclosure Package) or any “issuer information” filed or required to be filed pursuant to Rule 433(d) of the Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Basic Prospectus, the Preliminary Prospectus, the Pricing Prospectus, or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in the light of the circumstances under which they were made), and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable to any Underwriter in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission related to such Underwriter and made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

(b)           The Company will indemnify and hold harmless J.P. Morgan Securities Inc., in its capacity as QIU, against any losses, claims, damages or liabilities, joint or several, to which the QIU may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any act or omission to act or any alleged act or omission to act by J.P. Morgan Securities Inc. as QIU in connection with any transaction contemplated by this Agreement or undertaken in preparing for the purchase, sale and delivery of the Securities, except as to this clause (iii) to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of J.P. Morgan Securities Inc. in performing the services as QIU, and will reimburse the QIU for any legal or other expenses reasonably incurred by the QIU in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)           Each Underwriter will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus (taken together with the Pricing Disclosure Package), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Basic Prospectus, the Preliminary Prospectus, the Pricing Prospectus, or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in the light of the circumstances under which they were made), in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission related to such Underwriter and was made in the Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any such amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(d)           Promptly after receipt by an indemnified party under subsection (a), (b) or (c) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. It is understood that the indemnifying party or parties shall not, in connection with any one action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified parties (except to the extent that local counsel (in addition to any regular counsel) is required to effectively defend against any such action or proceeding).  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(e)           If the indemnification provided for in this Section 10 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a), (b), (c) or (d) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (d) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint.

(f)            The obligations of the Company under this Section 10 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter (and J.P. Morgan Securities Inc., in its capacity as QIU) within the meaning of the Act and each broker-dealer affiliate of any Underwriter (and J.P. Morgan Securities Inc., in its capacity as QIU); and the obligations of the Underwriters under this Section 10 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company) and to each person, if any, who controls the Company within the meaning of the Act.

11.           (a) If any Underwriter shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder at a Time of Delivery, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein.  If within thirty-six hours after such default by any Underwriter you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms.  In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the

Registration Statement or the Prospectus which in your opinion may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)           If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, then the Company shall have the right to require each non-defaulting Underwriter to purchase the aggregate principal amount of Securities which such Underwriter agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Securities which such Underwriter agreed to purchase hereunder) of the Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c)           If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Securities of a defaulting Underwriter or Underwriters, then this Agreement (or, with respect to the Second Time of Delivery, the obligations of the Underwriters to purchase and of the Company to sell the Optional Securities) shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company and the Underwriters as provided in Section 8 hereof and the indemnity and contribution agreements in Section 10 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

12.           [Reserved].

13.           The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company, or any officer or director or controlling person of the Company and shall survive delivery of and payment for the Securities.

14.           If this Agreement shall be terminated pursuant to Section 11 hereof, the Company shall not then be under any liability to any Underwriter except as provided in Sections 8 and 10 hereof; but, if for any other reason, any Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Underwriters through you for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Securities not so delivered, but the Company shall not then be under any further liability to any Underwriter except as provided in Sections 8 and 10 hereof.

15.           In all dealings hereunder, you shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by you jointly by the Representatives on behalf of you as the Representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to you as the Representatives in care of J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017, Attention: Adam Beshara, with a copy (which shall not constitute notice) to Rod Miller, Esq., Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: Secretary, with a copy (which shall not constitute notice) to Steven J. Slutzky, Esq., Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022; provided, however, that any notice to an Underwriter pursuant to Section 10(e) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the underwriters to properly identify their respective clients.

16.           This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and, to the extent provided in Sections

10 and 13 hereof, the officers and directors of the Company and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

17.           Time shall be of the essence of this Agreement.  As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C.  is open for business.

18.           The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction each Underwriter is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted their own legal and financial advisors to the extent they deemed appropriate.  The Company agrees that it will not claim that the Underwriters, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

19.           This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

20.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

21.           The Company and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

22.           This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with your understanding, please sign and return to us eleven counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement between each of the Underwriters and the Company.  It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Elyse Douglas
	Name:	Elyse Douglas
	Title:	Executive Vice President
and Chief Executive Officer

Accepted as of the date hereof:

J.P. MORGAN SECURITIES INC.

By:	/s/ Jeffery Zajkowski
Name:
Title: Managing Director
On behalf of each of the Underwriters

Accepted as of the date hereof:

GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.
Goldman, Sachs & Co.

Accepted as of the date hereof:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ E. Jeremy MacFadyen
Name:
Title: Director

SCHEDULE I

Underwriter	Aggregate principal amount of Firm Securities to be Purchased	Aggregate principal amount of Optional Securities to be Purchased if Maximum Option Exercised
J.P. Morgan Securities Inc.	$90,000,000	$13,500,000
Goldman, Sachs & Co.	$90,000,000	$13,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$90,000,000	$13,500,000
Barclays Capital Inc.	$90,000,000	$13,500,000
Deutsche Bank Securities Inc.	$67,500,000	$10,125,000
ABN AMRO Incorporated	$7,500,000	$1,125,000
BNP Paribas Securities Corp.	$7,500,000	$1,125,000
Calyon Securities (USA) Inc.	$7,500,000	$1,125,000
Total	$450,000,000	$67,500,000

SCHEDULE II(a)

Issuer Free Writing Prospectuses included in the Pricing Disclosure Package:

Pricing Term Sheet, dated May 21, 2009, relating to the offer and sale of the Securities, as filed pursuant to Rule 433 under the Act and attached hereto as Exhibit A.

Exhibit A

Pricing Term Sheet dated May 20, 2009	Filed pursuant to Rule 433 Registration File No. 333-159348 Supplementing the Preliminary Prospectus Supplements dated May 19, 2009 and the Prospectus dated May 19, 2009

Hertz Global Holdings, Inc.

Concurrent Offerings of

46,000,000 Shares of Common Stock, par value $0.01 per share

(the “Common Stock Offering”)

and

$450 million aggregate principal amount of 5.25% Convertible Senior Notes due 2014

(the “Convertible Senior Notes Offering”)

This free writing prospectus relates only to the concurrent offerings of shares of Common Stock and 5.25% Convertible Senior Notes due 2014 and should be read together with (1) the preliminary prospectus supplement, dated May 19, 2009, filed pursuant to Rule 424(b)(3) under the Securities Act, relating to the Common Stock Offering, including the documents incorporated therein by reference, (2) the preliminary prospectus supplement, dated May 19, 2009, filed pursuant to Rule 424(b)(3) under the Securities Act, relating to the Convertible Senior Notes Offering, including documents incorporated therein by reference, and (3) the related base prospectus, dated May 19, 2009, forming a part of Registration Statement No. 333-159348.

Issuer:	Hertz Global Holdings, Inc.
Symbol for common stock:	HTZ

Common Stock Offering

Title of securities:	Common stock, par value $0.01 per share, of the Issuer
Shares offered:	46,000,000 shares (or a total of 52,900,000 shares if the underwriters exercise in full their option to purchase up to 6,900,000 additional shares of the Issuer’s common stock)
Concurrent private offering:	32,101,182 shares at a purchase price of $6.2303 per share

The consummation of the private offering is subject to customary conditions, including the accuracy of the Company’s representations and warranties in all material respects, as well as the consummation of the common stock offering and the delivery of an information statement to stockholders.

Outstanding common stock after Common Stock Offering and concurrent private offering:

401,947,517 shares (or a total of 408,847,517 shares if the underwriters exercise in full their option to purchase up to 6,900,000 additional shares of the Issuer’s common stock in the Common Stock Offering), based on 323,846,335 shares outstanding at May 18, 2009

Closing sale price of issuer’s common stock on the NYSE on May 20, 2009:	$6.76
Price to public:	$6.50 per share
Underwriting discount per share:	$0.2697 per share
Net proceeds to issuer after underwriting discount:

Net proceeds from this offering will be approximately $286,593,800 (or $329,582,870 if the underwriters’ option to purchase additional shares is exercised in full) after deducting underwriting discounts.

Trade date:	May 20, 2009
Settlement date:	May 27, 2009
Joint book-running managers:	J.P. Morgan Securities Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Lead manager:	Deutsche Bank Securities Inc.
Co-Managers:	ABN AMRO Incorporated BNP Paribas Securities Corp. Calyon Securities (USA) Inc.
Capitalization:	The following table replaces the table set forth on page S-36 of the preliminary prospectus supplement for the Common Stock Offering:

	As of March 31, 2009 (Unaudited)
	(Dollars in thousands)
	Actual	As Adjusted for the Common Stock Offering(1)	As Further Adjusted for the Concurrent Note Offering(1)(2)	As Further Adjusted for the Private Offering(1)
Cash and equivalents	$557,071	$843,663	$1,280,163	$1,480,163
Total debt
Fleet debt(3)	$5,191,811	$5,191,811	$5,191,811	$5,191,811
Corporate debt(4)	4,500,813	4,500,813	4,500,813	4,500,813
5.25% Convertible Senior Notes due 2014	—	—	329,160	329,160
Total debt (including current portion)	9,692,624	9,692,624	10,021,784	10,021,784
Equity
Common stock, par value $0.01 per share, 2,000,000,000 shares authorized; 323,374,461 shares outstanding (actual) and 369,374,461 and 401,477,189 shares outstanding (as adjusted)	3,234	3,694	3,694	4,015
Additional paid-in capital	2,513,095	2,799,227	2,869,314	3,068,993
Accumulated deficit	(1,099,805)	(1,099,805)	(1,099,805)	(1,099,805)
Accumulated other comprehensive loss	(126,396)	(126,396)	(126,396)	(126,396)
Total Hertz Global Holdings, Inc. and Subsidiaries stockholders’ equity	1,290,128	1,576,720	1,646,807	1,846,807
Noncontrolling Interest	17,953	17,953	17,953	17,953
Total equity	1,308,081	1,594,673	1,664,760	1,864,760
Total capitalization	$11,000,705	$11,287,297	$11,686,544	$11,886,544

(1)  The net proceeds of this offering and the concurrent notes offering and Private Offering are included in “Cash and equivalents.”

(2)  We adopted FSP APB 14-1, ‘‘Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)’’ (‘‘FSP APB 14-1’’). Proceeds from the concurrent offering of the Convertible Notes will be allocated between debt and equity based on FSP ABP 14-1. The debt component will have a discount of $120.8 million, reducing the outstanding debt balance and increasing ‘‘Additional paid-in capital’’ by $70.1 million, net of tax.

(3)  Fleet debt consists of our U.S. Fleet Debt, obligations incurred under our International Fleet Debt facilities, our International ABS Fleet Financing Facility, capital lease financings relating to revenue earning equipment that are outside our International Fleet Debt facilities, our Fleet Financing Facility, our Brazilian Fleet Financing Facility, our Canadian Fleet Financing Facility, our Belgian Fleet Financing Facility, our U.K. Leveraged Financing and the pre-Acquisition ABS Notes. For a description of these facilities see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing’’ in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is incorporated by reference herein.

(4)  Corporate debt consists of senior notes outstanding prior to the Acquisition, borrowings under our Senior Term Facility, borrowings under our Senior ABL Facility, our Senior Notes, our Senior Subordinated Notes, and certain other indebtedness of our domestic and foreign subsidiaries. For a description of these facilities, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing’’ in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is incorporated by reference herein.

2

Convertible Notes Offering

Title of securities:	5.25% Convertible Senior Notes due 2014 (the “Notes”) of the
Issuer
Aggregate principal amount offered:	$450,000,000 ($517,500,000 if the underwriters exercise in full their option to purchase up to $67,500,000 additional aggregate principal amount of Notes)
Maturity date:	June 1, 2014, unless earlier converted or repurchased by us at your option upon a fundamental change.
Price to public/Par value:	100% / $1,000 per note
Underwriting discount per note:	$30.00 per note
Net proceeds to issuer after underwriting discount:

Net proceeds from this offering will be approximately $436,500,000 (or $501,975,000 if the underwriters’ option to purchase additional Notes is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses.

3

Coupon:	5.25%
Interest payment dates:	June 1 and December 1, beginning December 1, 2009
Conversion premium over common stock offering price:	27.5%
Reference price:	$6.50 per share of the Issuer’s common stock, the public offering price per share in the common stock offering
Conversion premium:	Approximately 27.5% above the reference price
Conversion price:	Approximately $8.2875 per share
Conversion rate:	120.6637 shares of the Issuer’s common stock per $1,000 principal amount of the Notes
Trade date:	May 20, 2009
Settlement date:	May 27, 2009
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Lead Manager:	Deutsche Bank Securities Inc.
Co-Managers:	ABN AMRO Incorporated BNP Paribas Securities Corp. Calyon Securities (USA) Inc.
CUSIP:	42805T AA3
ISIN:	US42805TAA34
Adjustment to conversion rate upon certain fundamental changes:

If a “make-whole fundamental change” (as defined in the prospectus supplement) occurs and a holder of Notes elects to convert its Notes in connection with such fundamental change, the Company will, under certain circumstances, increase the conversion rate for the Notes so surrendered for conversion. The following table sets forth the number of additional shares to be received per $1,000 in principal amount of Notes for each stock price and effective date set forth below:

4

Stock Price on Fundamental Change Date

Effective Date	$6.50	$8.50	$10.50	$12.50	$14.50	$16.50	$18.50	$20.50	$22.50	$24.50	$26.50	$28.50	$30.50	$32.50
5/27/2009	33.1825	21.9078	15.7359	12.0158	9.5623	7.8336	6.5537	5.5693	4.7895	4.1570	3.6343	3.1956	2.8227	2.5025
6/1/2010	33.1825	20.5574	14.3027	10.6949	8.4004	6.8288	5.6889	4.8251	4.1473	3.6010	3.1511	2.7740	2.4536	2.1781
6/1/2011	33.1825	18.9499	12.4366	8.9306	6.8354	5.4715	4.5199	3.8183	3.2778	2.8471	2.4946	2.2000	1.9497	1.7343
6/1/2012	33.1825	16.3434	9.6022	6.3712	4.6465	3.6259	2.9625	2.4958	2.1459	1.8710	1.6469	1.4596	1.2997	1.1614
6/1/2013	33.1825	11.9201	5.1183	2.6449	1.6803	1.2493	1.0160	0.8646	0.7529	0.6637	0.5894	0.5261	0.4713	0.4232
6/1/2014	33.1825	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•                  If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•                  If the stock price is greater than $32.50 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•                  If the stock price is less than $6.50 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of the Notes exceed 153.8462 per $1,000 in principal amount of Notes, subject to adjustments as described in the prospectus supplement.

Capitalization:	The following table replaces the table set forth on page S-41 of the preliminary prospectus supplement for the Convertible Notes Offering:

	As of March 31, 2009 (Unaudited)
	(Dollars in thousands)
	Actual	As Adjusted for the Notes Offering(1)(2)	As Further Adjusted for the Concurrent Common Stock Offering(2)	As Further Adjusted for the Private Offering(2)
Cash and equivalents	$557,071	$993,571	$1,280,163	$1,480,163
Total debt
Fleet debt(3)	$5,191,811	$5,191,811	$5,191,811	$5,191,811
Corporate debt(4)	4,500,813	4,500,813	4,500,813	4,500,813
5.25% Convertible Senior Notes due 2014		329,160	329,160	329,160
Total debt (including current portion)	9,692,624	10,021,784	10,021,784	10,021,784
Equity
Common stock, par value $0.01 per share, 2,000,000,000 shares authorized; 323,374,461 shares outstanding (actual) and 369,374,461 and 401,477,189 shares outstanding (as adjusted)	3,234	3,234	3,694	4,015
Additional paid-in capital	2,513,095	2,583,182	2,869,314	3,068,993
Accumulated deficit	(1,099,805)	(1,099,805)	(1,099,805)	(1,099,805)
Accumulated other comprehensive loss	(126,396)	(126,396)	(126,396)	(126,396)
Total Hertz Global Holdings, Inc. and Subsidiaries stockholders’ equity	1,290,128	1,360,215	1,646,807	1,846,807
Noncontrolling Interest	17,953	17,953	17,953	17,953
Total equity	1,308,081	1,378,168	1,664,760	1,864,760
Total capitalization	$11,000,705	11,399,952	$11,686,544	$11,886,544

(1)  We adopted FSP APB 14-1, ‘‘Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)’’ (‘‘FSP APB 14-1’’). Proceeds from this offering will be allocated between debt and equity based on FSP APB 14-1. The debt component will have a discount of $120.8 million, reducing the outstanding debt balance and increasing ‘‘Additional paid-in capital’’ by $70.1 million, net of tax.

(2)  The net proceeds of this offering and the concurrent common stock offering and the Private Offering are included in ‘‘Cash and equivalents.’’

(3)  Fleet debt consists of our U.S. Fleet Debt, obligations incurred under our International Fleet Debt facilities, our International ABS Fleet Financing Facility, capital lease financings relating to revenue earning equipment that are outside our International Fleet Debt facilities, our Fleet Financing Facility, our Brazilian Fleet Financing Facility, our Canadian Fleet Financing Facility, our Belgian Fleet Financing Facility, our U.K. Leveraged Financing and the pre-Acquisition ABS Notes. For a description of these facilities see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing’’ in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is incorporated by reference herein

(4)  Corporate debt consists of senior notes outstanding prior to the Acquisition, borrowings under our Senior Term Facility, borrowings under our Senior ABL Facility, our Senior Notes, our Senior Subordinated Notes, and certain other indebtedness of our domestic and foreign subsidiaries. For a description of these facilities, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing’’ in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is incorporated by reference herein.

If any information contained in this Pricing Term Sheet is inconsistent with information contained in the prospectus, preliminary prospectus supplement relating to the Common Stock Offering or preliminary prospectus supplement relating to the Convertible Notes Offering, the terms of this Pricing Term Sheet shall govern.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the SEC for the offerings to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, copies may be obtained from J.P. Morgan Securities Inc., Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, (718) 242-8002; or from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004, call toll-free 1 (866) 471-2526, or fax 212-902-9316, or email prospectusny@ny.email.gs.com; or from Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, 250 Vesey Street, New York, NY 10080, (212) 449-1000; or from Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, call toll-free 1(888) 603-5847, or email a request to barclaysprospectus@broadridge.com. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

This information does not purport to be a complete description of these securities or the offering.  Please refer to the prospectus for a complete description.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

5

SCHEDULE II(b)

Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package:

None.

SCHEDULE III

List of Stockholders of the Company Delivering Lock-Up Agreements

Clayton, Dubilier & Rice Fund VII, L.P.

CDR CCMG Co-Investor L.P.

CD&R Parallel Fund VII, L.P.

Carlyle Partners IV, L.P.

CP IV Coinvestment, L.P.

CEP II U.S. Investments, L.P.

CEP II Participations S.àr.l. SICAR

ML Global Private Equity Fund, L.P.

Merrill Lynch Ventures L.P. 2001

ML Hertz Co-Investor, L.P.

CMC-Hertz Partners, L.P.

George W. Tamke

Mark P. Frissora

Nathan K. Sleeper

David H. Wasserman

Brian A. Bernasek

Gregory S. Ledford

Robert F. End

Joseph R. Nothwang

Michael Tirade

Gerald A. Plescia
Barry H. Beracha
Carl T. Berquist
Michael J. Durham
Henry C. Wolf

J. Travis Hain

Elyse B. Douglas

SCHEDULE IV

Designated Subsidiaries

Hertz Investors, Inc.

The Hertz Corporation

Hertz International, Ltd.

Hertz Equipment Rental Corporation

Hertz System, Inc.

ANNEX I

FORM OF COMFORT LETTER

ANNEX I(a)

Comfort Letter delivered prior to the execution of this Agreement

ANNEX I(b)

Comfort Letter to be delivered on the effective date of any post-effective amendment to the Registration Statement and as of each Time of Delivery

ANNEX II(a)

Debevoise & Plimpton LLP Opinion

ANNEX II(b)

General Counsel Opinion